EXHIBIT 99.1
Press release dated March 15, 2010

GEOGLOBAL ELIGIBLE TO FILE AS A NON-ACCELERATED FILER

Calgary, Alberta, Canada, March 15, 2010 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that under the rules of the US Securities and Exchange Commission and as a consequence of the market price of our common stock on the NYSE/Amex on the last trading day in June 2009, our filer status has changed from an Accelerated filer to a Non-accelerated filer.  We are therefore eligible to file our Annual Report on Form 10-K for the year ended December 31, 2009, and all Quarterly Reports on Form 10-Q throughout 2010 as a Non-accelerated filer.

Accordingly, our Annual Report on Form 10-K for the year ended December 31, 2009 is now due to be filed on or before March 31, 2010.  Our three Quarterly Reports during 2010 are now due to be filed on or before May 17, 2010, August 16, 2010 and November 15, 2010, respectively.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.
For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com